Investor Contact:	Media Contact:
Gabriel Parmese	Paul Hamblyn
EuroSite Power, Inc.	EuroSite Power, Inc.
+1 781.522.6020	+44 7920.859540
gparmese@americandg.com	paul.hamblyn@eurositepower.co.uk

Investor Contact:
John N. Hatsopoulos
EuroSite Power Inc.
+1 781.622.1120
john.hatsopoulos@eurositepower.co.uk

EuroSite Power Closes $1 Million Equity Private Placement

WALTHAM, Mass. – October 9, 2014 – EuroSite Power Inc., (OTCQB: EUSP) an On-Site Utility solutions provider, offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and leisure centres in the United Kingdom (UK) and Europe, closed a $1 million private placement with a European Investor.

The proceeds of the private placement will be used to fund installations for EuroSite Power in the United Kingdom and Europe and for general corporate and working capital purposes. Under the terms of the agreement the European investor received 2,000,000 shares of Eurosite Power common stock and 2,000,000 warrants exercisable at $0.60 per share.

Gabriel Parmese, CFO of Eurosite Power, commented that “with cash now above $4.0 million and with the previously announced $3.1 million reduction in debt, EuroSite Power is well funded to execute its growth plan.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

On-Site Utility

EuroSite Power sells the energy produced from an onsite energy system to an individual property as an alternative to the outright sale of energy equipment. On-Site Utility™ solution customers only pay for the energy produced by the system and receive a guaranteed discount rate on the price of the energy. All system capital, installation, operating expenses and support are paid by EuroSite Power.

About EuroSite Power

EuroSite Power Limited is a subsidiary of American DG Energy Inc. (NYSE MKT: ADGE). The Company provides institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by conventional energy suppliers – without any capital or start-up costs to the energy user. More information can be found at www.eurositepower.co.uk.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.